Exhibit 99.1
FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: January 25, 2012	Contact: Samuel G. Stone
NASDAQ Symbol: FBMI	Executive Vice President and
Chief Financial Officer
(989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2011 RESULTS

Highlights Include:

• For the fourth quarter of 2011, earnings per share were $0.22, up from $0.15 in the third quarter of 2011 and up from $0.05 in the fourth quarter of 2010, as net income and net income available to common shareholders also increased

• Earnings per share equaled $0.50 for full year 2011, up from $0.27 per share in 2010
• Net income of $5,623,000 in 2011 increased $1,860,000 compared to $3,763,000 in 2010, and net income available to common shareholders increased to $3,944,000 from $2,084,000
• Dividend payable March 15, 2012, will include extra amount related to 2011 results
• Provision expense of $2.6 million in the fourth quarter of 2011 decreased $848,000 from the third quarter of 2011 and decreased $2.1 million from year ago fourth quarter
• Ratio of the allowance for loan losses to loans held at 2.14% at December 31, 2011, compared to 2.08% a year ago
• Gain on sale of mortgages contributed to strong results
• Equity ratios remained strong continuing to build toward partial redemption of preferred shares, and all affiliate banks continue to exceed all regulatory well-capitalized requirements

Alma, Michigan (FBMI) ---- Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced net income of $2,150,000 for the fourth quarter of 2011, compared to $843,000 for the fourth quarter of 2010, with net income available to common shareholders of $1,731,000 in the fourth quarter of 2011 compared to $424,000 in the fourth quarter of 2010. Earnings per share were $0.22 in the fourth quarter of 2011 compared to $0.05 in the fourth quarter of 2010. Returns on average assets and average equity for the fourth quarter of 2011 were 0.55% and 5.5%, respectively, compared to 0.21% and 2.1% respectively in the fourth quarter of 2010.

For full year 2011, net income of $5,623,000 increased 49% from the $3,763,000 earned in 2010. Net income available to common shareholders of $3,944,000 in 2011 increased 89% compared to the $2,084,000 in 2010. Earnings per share were $0.50 in 2011 compared to $0.27 in 2010. Returns on average assets and average equity for 2011 were 0.38% and 3.8%, respectively, compared to 0.25% and 2.6% respectively in 2010.

The provision for loan losses, at $2,611,000 in the fourth quarter of 2011, was 25% less than the amount required in the third quarter of 2011, and was 45% less than the amount in the year-ago fourth quarter. The level of provision expense and other expenses related to management and collection of the loan portfolio continue to be the major impediments to higher levels of profitability. The provision expense of $2,611,000 in the fourth quarter of 2011 was less than net charge-offs in the quarter of $2,975,000, because charge-offs included balances that had been specifically reserved in previous quarters.

Net interest income, at $13,858,000 in the fourth quarter of 2011, increased 0.6% compared to the third quarter of 2011 and increased 3.4% over the fourth quarter of 2010. Net interest income grew slightly despite a small decline in average earning assets, as continued reduction in funding costs more than offset the reduction in asset yields related to shrinkage in the loan portfolio, resulting in an increased net interest margin.

Firstbank’s net interest margin was 4.07% in the fourth quarter of 2011 compared to 4.03% in the third quarter of 2011 and 3.99% in the fourth quarter of 2010. The improvement primarily was driven by the factors explained above. Although FHLB (Federal Home Loan Bank) advances and notes payable increased by $3 million in the fourth quarter of 2011, they were $21 million lower than the year-ago balance. While core deposits decreased 1.6% in the fourth quarter of 2011, they were 2.3% above the year-ago level, providing a lower cost source of funding. Additionally, strategies employed during 2010 and 2011 aimed at incorporating floors on variable rate loans and re-pricing deposits upon renewal at currently competitive rates, have contributed to improvement in the net interest margin.

Total non-interest income, at $3,026,000 in the fourth quarter of 2011, increased 17% from the third quarter of 2011, but was 23% lower than in the fourth quarter of 2010. Gain on sale of mortgages, at $1,662,000 in the fourth quarter of 2011, increased 60% compared to the third quarter of 2011 but was 40% below the year-ago level. Mortgage refinance activity surged in the third and fourth quarters of 2011, but not to the extremely high levels of year-ago. Volume compared to year-ago is tempered by more stringent and costly secondary market requirements. The category of “other” non-interest income, at $337,000 in the fourth quarter of 2011, was 17% less than the amount in the third quarter of 2011 and 62% more than in the fourth quarter of 2010. The major factors contributing to these changes were swings in the amount of gain recognized on the sale of other real estate owned. In the fourth quarter of 2011, net gain on sale of properties was $18,000. In the third quarter of 2011, the net gain was $98,000, and in the fourth quarter of 2010 a net loss of $169,000 was realized.

Total non-interest expense, at $11,236,000 in the fourth quarter of 2011, was 4.6% higher than the level in the third quarter of 2011 and was 3.3% lower than the level in the fourth quarter of 2010, as expense control efforts continued. Salaries and employee benefits increased 7.0% compared to the year-ago quarter. The salary and wage component increased 2.6%, and benefits increased 31% primarily due to lower health care related claims experience in 2010 that resulted in an accrual adjustment in the self-funded plan in the fourth quarter of 2010. Occupancy and equipment costs declined 5.8%. FDIC insurance premium expense, at $356,000 in the fourth quarter of 2011, was 34% below the level in the fourth quarter of 2010. Firstbank Corporation’s FDIC expense in the third quarter of 2011 was reduced by an adjustment for a $167,000 overstatement of expense in the second quarter of 2011. The amount expensed in the fourth quarter of 2011 represents a normalized level of quarterly expense based on the new methodology for assessing premiums, as the FDIC now assess premiums based on total assets rather than total deposits. The FDIC made this change to better align premiums with risk to the insurance fund. The category of “other” non-interest expense, totaling $4,120,000 in the fourth quarter of 2011, increased 14.8% compared to the third quarter of 2011 and decreased 9.6% compared to the fourth quarter of 2010. The most significant factors in both comparisons were variations in write-downs of valuations of other real estate owned and expenses related to mortgage volume. Write-downs of valuations of other real estate owned were $759,000 in the fourth quarter of 2011 compared to $499,000 in the third quarter of 2011 and $1,062,000 in the fourth quarter of 2010. In addition to the expense of write-downs, other expenses associated with carrying other real estate owned, primarily taxes and insurance, tend to run in the range of $250,000 to $300,000 per quarter.

Mr. Sullivan stated, “We made significant earnings progress in 2011, with net income available to common shareholders and earnings per share increasing more than 85% from 2010. Our mortgage business contributed significantly to this progress. Loan charge-offs and corresponding provision expense, write-down of valuation of other real estate owned due to real estate market conditions, taxes and other expenses associated with carrying real estate properties that have not sold, and other expenses associated with managing credits, continued to impede further earnings progress. Eventually these credit related costs should reduce.

“Our capital, funding, and human resources remain ample to support increased lending, although our loan portfolios continue to shrink. We maintain good relationships and communications with customers who will eventually want to expand their businesses and activities and provide an increased demand for loans. We have oriented our marketing messages to communicate that we have money to lend and are willing to do so. We believe our banks are well positioned to participate in and help support a better Michigan economy as one of the major community banking organizations in the state.

“As we are announcing in more detail in a separate news release issued in conjunction with this earnings news release, our management and board of directors have acted to distribute a reasonable portion of the improved earnings to shareholders in the form of an increased dividend payable on March 15, 2012. This dividend will include a $0.01 per share quarterly amount as in previous quarters plus an additional $0.05 per share related to the results achieved in 2011, for a total of $0.06 per share. We know that our shareholders have been impacted by the turmoil in the financial markets and economy, and we are determined to bring them the benefits of improvement as quickly as possible.

“Our capital ratios continue to build as earnings improve. Our aim is to build capital to the point that by the time the dividend on our preferred stock increases from 5% to 9%, which will occur in early 2014, we will have been able to redeem approximately half of the outstanding preferred shares. Doing so will negate any drag on net income available to common shareholders that otherwise would have resulted from an increased preferred dividend.”

Total assets of Firstbank Corporation at December 31, 2011, were $1.485 billion, an increase of 1.8% from the year-ago period. Total portfolio loans of $984 million were 4.6% below the year-ago level. Commercial and commercial real estate loans decreased 3.1% over this twelve month period, and real estate construction loans decreased 25.6%. Residential mortgage loans decreased 3.6%. Consumer loans increased 4.1%. While Firstbank has ample capital and funding resources to increase loans on its balance sheet, demand for funds for new ventures by quality borrowers remains weak. Also, the strong mortgage refinance activity in 2010 and 2011 resulted in mortgage loans being financed in the secondary market rather than on the balance sheet of the company. Total deposits as of December 31, 2011, were $1.221 billion, compared to $1.184 billion at December 31, 2010, an increase of 3.1%. Core deposits increased $27 million or 2.3% over the year-ago level.

Net charge-offs were $2,975,000 in the fourth quarter of 2011, reduced from $3,402,000 in the third quarter of 2011 and $4,016,000 in the fourth quarter of 2010. In the fourth quarter of 2011, net charge-offs annualized represented 1.21% of average loans, reduced from 1.37% in the third quarter of 2011 and 1.54% in the fourth quarter of 2010.

At the end of the fourth quarter of 2011 the ratio of the allowance for loan losses to loans was 2.14%, compared to 2.16% at September 30, 2011, and 2.08% at December 30, 2010. Mostly as a result of more stringent definitional requirements, performing adjusted loans (troubled debt restructurings, or TDRs) increased to $18,929,000 at December 31, 2011, compared to $18,260,000 at September 30, 2011, and compared to $10,056,000 at December 31, 2010. Conversely, loans past due over 90 days and non-accrual loans declined from the year-ago level. Loans past due over 90 days were $419,000 at December 31, 2011, decreasing from $1,455,000 at September 30, 2011, and $606,000 at December 31, 2010. Non-accrual loans were $22,707,000 at December 31, 2011, an increase of 8.8% from the level at September 30, 2011, but a decrease of 13.9% from the level at December 31, 2010.

Total shareholders’ equity at December 31, 2011, was 4.7% higher than at December 31, 2010. The ratio of average equity to average assets was 10.1% in the fourth quarter of 2011, compared to 10.0% in the fourth quarter of 2010. All of Firstbank Corporation’s affiliate banks continue to meet regulatory well-capitalized requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a multi-bank-charter format with assets of $1.5 billion and 52 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, loan charge-off rates, demand for new loans, the performance of loans with provisions, the resolution of problem loans, and the timing and amount of any redemption of preferred stock. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:			Twelve Months Ended:
	Dec 31	Sep 30	Dec 31	Dec 31	Dec 31
	2011	2011	2010	2011	2010
Interest income:
Interest and fees on loans	$14,958	$15,290	$16,507	$61,465	$67,390
Investment securities
Taxable	1,249	1,309	991	4,888	3,649
Exempt from federal income tax	274	271	289	1,118	1,138
Short term investments	35	54	50	173	205
Total interest income	16,516	16,924	17,837	67,644	72,382

Interest expense:
Deposits	2,206	2,691	3,386	10,891	15,733
Notes payable and other borrowing	452	452	1,047	2,081	5,157
Total interest expense	2,658	3,143	4,433	12,972	20,890

Net interest income	13,858	13,781	13,404	54,672	51,492
Provision for loan losses	2,611	3,459	4,721	13,337	13,344
Net interest income after provision for loan losses	11,247	10,322	8,683	41,335	38,148

Noninterest income:
Gain on sale of mortgage loans	1,662	1,040	2,757	3,683	5,907
Service charges on deposit accounts	1,095	1,123	1,155	4,492	4,576
Gain (loss) on trading account securities	(18)	0	(10)	(10)	3
Gain (loss) on sale of AFS securities	(37)	9	(6)	(38)	4
Mortgage servicing	(13)	17	(187)	108	(96)
Other	337	404	208	1,440	1,435
Total noninterest income	3,026	2,593	3,917	9,675	11,829

Noninterest expense:
Salaries and employee benefits	5,343	5,480	4,994	21,263	20,889
Occupancy and equipment	1,257	1,346	1,335	5,311	5,555
Amortization of intangibles	160	168	185	698	796
FDIC insurance premium	356	162	543	1,560	2,098
Other	4,120	3,589	4,558	14,721	15,364
Total noninterest expense	11,236	10,745	11,615	43,553	44,702

Income before federal income taxes	3,037	2,170	985	7,457	5,275
Federal income taxes	887	540	142	1,834	1,512
Net Income	2,150	1,630	843	5,623	3,763
Preferred Stock Dividends	419	420	419	1,679	1,679
Net Income available to Common Shareholders	$1,731	$1,210	$424	$3,944	$2,084

Fully Tax Equivalent Net Interest Income	$14,019	$13,949	$13,582	$55,347	$52,259

Per Share Data:
Basic Earnings	$0.22	$0.15	$0.05	$0.50	$0.27
Diluted Earnings	$0.22	$0.15	$0.05	$0.50	$0.27
Dividends Paid	$0.01	$0.01	$0.01	$0.04	$0.08

Performance Ratios:
Return on Average Assets (a)	0.55%	0.41%	0.21%	0.38%	0.25%
Return on Average Equity (a)	5.5%	4.1%	2.1%	3.8%	2.6%
Net Interest Margin (FTE) (a)	4.07%	4.03%	3.99%	4.06%	3.87%
Book Value Per Share (b)	$15.53	$15.36	$14.82	$15.53	$14.82
Average Equity/Average Assets	10.1%	10.0%	10.0%	10.1%	9.9%
Net Charge-offs	$2,975	$3,402	$4,016	$13,749	11,027
Net Charge-offs as a % of Average Loans (c)(a)	1.21%	1.37%	1.54%	1.37%	1.02%

(a) Annualized
(b) Period End				`
(c) Total loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Dec 31	Sep 30	Dec 31
	2011	2011	2010
ASSETS

Cash and cash equivalents:
Cash and due from banks	$40,151	$24,086	$25,322
Short term investments	35,665	77,477	48,216
Total cash and cash equivalents	75,816	101,563	73,538

Securities available for sale	346,618	323,245	266,121
Federal Home Loan Bank stock	7,266	7,266	8,203
Loans:
Loans held for sale	349	2,207	1,355
Portfolio loans:
Commercial	156,551	157,155	164,413
Commercial real estate	365,029	352,156	373,996
Residential mortgage	340,060	344,700	352,652
Real estate construction	60,280	74,561	81,016
Consumer	61,989	60,481	59,543
Total portfolio loans	983,909	989,053	1,031,620
Less allowance for loan losses	(21,019)	(21,383)	(21,431)
Net portfolio loans	962,890	967,670	1,010,189

Premises and equipment, net	25,087	25,454	25,431
Goodwill	35,513	35,513	35,513
Other intangibles	1,448	1,607	2,145
Other assets	30,312	32,421	35,848
TOTAL ASSETS	$1,485,299	$1,496,946	$1,458,343

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$214,904	$204,604	$185,191
Interest bearing accounts:
Demand	340,942	331,007	293,900
Savings	241,603	243,724	210,239
Time	405,385	443,417	486,506
Wholesale CD's	17,708	17,417	7,947
Total deposits	1,220,542	1,240,169	1,183,783

Securities sold under agreements to repurchase and overnight borrowings	46,784	42,839	41,328
FHLB Advances and notes payable	19,457	16,517	40,658
Subordinated Debt	36,084	36,084	36,084
Accrued interest and other liabilities	7,055	7,754	8,062
Total liabilities	1,329,922	1,343,363	1,309,915

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, 33,000 outstanding	32,792	32,785	32,763
Common stock; 20,000,000 shares authorized	115,734	115,663	115,224
Retained earnings	3,955	2,296	295
Accumulated other comprehensive income/(loss)	2,896	2,839	146
Total shareholders' equity	155,377	153,583	148,428
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,485,299	$1,496,946	$1,458,343

Common stock shares issued and outstanding	7,892,486	7,865,166	7,803,816
Principal Balance of Loans Serviced for Others ($mil)	$599.3	$601.6	$616.9

Asset Quality Information:
Performing Adjusted Loans (TDRs) (b)	18,929	18,260	10,056
Loans Past Due over 90 Days	419	1,455	606
Non-Accrual Loans	22,707	20,873	26,362
Other Real Estate Owned	5,251	7,367	8,315
Allowance for Loan Loss as a % of Loans (a)	2.14%	2.16%	2.08%

Quarterly Average Balances:
Total Portfolio Loans (a)	$983,875	$996,234	$1,041,986
Total Earning Assets	1,369,931	1,376,072	1,355,226
Total Shareholders' Equity	151,442	150,092	148,043
Total Assets	1,492,870	1,501,534	1,484,854
Diluted Shares Outstanding	7,875,613	7,859,159	7,796,168

(a) Total Loans less loans held for sale
(b) Troubled Debt Restructurings in Call Reports